UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 21, 2023 (February 20, 2023)

Glatfelter Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4350 Congress Street, Suite 600, Charlotte, North Carolina	28209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 885-2555

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GLT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2023, Glatfelter Corporation, (“Parent”), entered into a Commitment Letter (the “Term Loan Facility Commitment Letter”), by and among Parent, Glatfelter Luxembourg S.à r.l. (“Borrower”) and Angelo, Gordon & Co., L.P. (“Angelo Gordon”), as lender. Pursuant to the terms of the Term Loan Facility Commitment Letter, Angelo Gordon committed to provide a senior secured term loan facility of €250,000,000.00 (the “Term Loan Facility”), the proceeds of which will be used by Parent and its subsidiaries (a) to refinance that certain term loan facility outstanding pursuant to the Fourth Amended and Restated Credit Agreement, dated as of September 2, 2021 and certain other indebtedness (b) for working capital and general corporate purposes and (c) to pay fees, costs and expenses associated with the transactions contemplated by the Term Loan Facility.

The Term Loan Facility, among other things, provides that:

(i)	The commitment to provide the Term Loan Facility is subject to certain customary closing conditions, including the execution and delivery of definitive documentation with respect to the Term Loan Facility;

(ii)	The Term Loan Facility will have a six-year term and be guaranteed on a joint and several basis by (i) Parent and all of its existing and future domestic subsidiaries organized under the laws of the United States and Canada that provide a guaranty under Parent’s amended credit agreement (collectively, the “Domestic Guarantors”), (ii) all existing foreign subsidiaries and all future foreign subsidiaries that are material subsidiaries of Parent organized under the laws of Germany, Luxembourg, England & Wales, Scotland and Northern Ireland, Malta and Switzerland, and (iii) any other material subsidiary incorporated in a foreign security jurisdiction (the entities referred to in (ii) and (iii), the “Foreign Guarantors”), in each case subject to customary exceptions and limitations;

(iii)	The collateral for the Term Loan Facility will include, without limitation (but subject to customary exceptions and limitations): (a) a first priority security interest in substantially all tangible and intangible assets of the Borrower and the Foreign Guarantors; (b) a second priority security interest in substantially all tangible and intangible assets of the Domestic Guarantors; (c) a first priority pledge in the equity interests of each present and future, direct or indirect subsidiary of the Parent held by a Foreign Loan Party and the Borrower’s direct parent and (d) a second priority pledge in the equity interests of each present and future, direct or indirect Subsidiary of the Parent held by a Domestic Guarantor (other than the Borrower’s direct parent);

(iv)	The Term Loan Facility will be funded with an original issue discount of 2.0% and will bear interest at a fixed rate per annum equal to 11.25%; provided that, at the Borrower’s election, from the closing date to the second anniversary of the closing date, 5.00% of the interest rate may be payable in kind by capitalizing such interest and increasing the outstanding principal amount of the term loans;

(v)	All prepayments on the applicable term loans will be subject to prepayment premiums as follows: (x) for the first eighteen (18) months following the closing date, at a customary “make-whole” premium, (y) months 19 to 36, a premium of 5.5%, months 37-48, a premium of 2.75%, and (z) thereafter, at par; and

(vi)	The Term Loan Facility definitive documentation will have customary prepayment events and financial and negative covenants and other representations, covenants and events of default based on the existing revolver.

The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Commitment Letter, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

10.1	Commitment Letter, dated as of February 20, 2023, by and among Glatfelter Corporation, Glatfelter Luxembourg S.à r.l, and Angelo, Gordon & Co., L.P.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glatfelter Corporation

February 21, 2023	By:	/s/ Jill L. Urey
		Name:	Jill L. Urey
		Title:	Vice President, Chief Legal & Compliance Officer & Corporate Secretary